                                                                     EXHIBIT 4.2


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                            STOCKHOLDERS' AGREEMENT


                                  BY AND AMONG

                         BRISTOL HOTELS & RESORTS, INC.

                              HOLIDAY CORPORATION

                               BASS AMERICA INC.

                                    BASS PLC

                                      AND

                          UNITED/HARVEY HOLDINGS, L.P.





                            DATED ___________, 1998



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
                               TABLE OF CONTENTS

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                                                                            PAGE
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
ARTICLE I

DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
       1.1    Definitions   . . . . . . . . . . . . . . . . . . . . . . . . .  1

ARTICLE II

CORPORATE GOVERNANCE  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
       2.1    Composition of the Board  . . . . . . . . . . . . . . . . . . .  4
       2.2    Voting  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4

ARTICLE III

RIGHT OF FIRST REFUSAL; RIGHT TO PARTICIPATE IN
SALES; TRANSFERS TO AFFILIATES  . . . . . . . . . . . . . . . . . . . . . . .  5
       3.1    Right of First Refusal  . . . . . . . . . . . . . . . . . . . .  5
       3.2    Right to Participate in Sales   . . . . . . . . . . . . . . . .  8
       3.3    Transfers to Affiliates   . . . . . . . . . . . . . . . . . . .  9
       3.4    Distributions   . . . . . . . . . . . . . . . . . . . . . . . . 10

ARTICLE IV

PREEMPTIVE RIGHTS; STANDSTILL OBLIGATIONS . . . . . . . . . . . . . . . . . . 10
       4.1    Preemptive Rights   . . . . . . . . . . . . . . . . . . . . . . 10
       4.2    Acquisition of Securities   . . . . . . . . . . . . . . . . . . 11
       4.3    Regulatory Restrictions   . . . . . . . . . . . . . . . . . . . 11

ARTICLE V

MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
       5.1    No Inconsistent Agreements  . . . . . . . . . . . . . . . . . . 11
       5.2    Amendments and Waivers  . . . . . . . . . . . . . . . . . . . . 11
       5.3    Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
       5.4    Assignability   . . . . . . . . . . . . . . . . . . . . . . . . 13
       5.5    Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . 13
       5.6    Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
       5.7    Governing Law   . . . . . . . . . . . . . . . . . . . . . . . . 14
       5.8    Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . 14
       5.9    Attorneys' Fees   . . . . . . . . . . . . . . . . . . . . . . . 14
       5.10   Severability  . . . . . . . . . . . . . . . . . . . . . . . . . 14
       5.11   Termination   . . . . . . . . . . . . . . . . . . . . . . . . . 14


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

                            STOCKHOLDERS' AGREEMENT


       This STOCKHOLDERS' AGREEMENT (this "Agreement"), is made and entered into as of ________________, 1998, by and among Bristol Hotels & Resorts, Inc., a Delaware corporation ("BHR"), Bass America Inc., a Delaware corporation ("BAI"), Holiday Corporation, a Delaware corporation ("HC"), Bass plc, an English public limited company ("PLC"), and United/Harvey Holdings, L.P., a Delaware limited partnership ("Holdings").

                                    RECITALS

       A. HC, BAI and Holdings own the issued and outstanding shares of common stock, par value $0.01 per share, of BHR (the "Shares") set forth on Schedule A;

       B. Bass plc has agreed to be a party to this Agreement solely with respect to Section 4.2 hereof; and

       C. The parties hereto have agreed that certain aspects of their relationship be governed by the terms of this Agreement.

       NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

       1.1 Definitions. For purposes of this Agreement, the following terms have the respective meanings set forth below when used herein with initial capital letters:

       "Adverse Person" has the meaning set forth in Section 3.1(a).

       "Affiliate" means, with respect to any Person, any other Person who is directly or indirectly Controlling, Controlled by or under common Control with such Person; provided that no Stockholder of BHR shall be deemed an Affiliate of any other Stockholder of BHR solely by reason of any investment in BHR or by this Agreement.

       "Attribution Rules" has the meaning set forth in Section 4.1.

       "Bass Parties" means BAI, HC and any of their Permitted Transferees who are Affiliates of PLC.

       "Beneficial ownership", "beneficially own" and "beneficial owner" shall be determined in accordance with Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the date hereof.

       "Board" means the Board of Directors of BHR.

       "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized or obligated to close.

       "Buyer" has the meaning set forth in Section 3.1(c).

       "Control" (including the terms "Controlling", "Controlled by" and "under common Control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

       "Co-Sale Acceptance Period" has the meaning set forth in Section 3.2(a).

       "Co-Sale Notice" has the meaning set forth in Section 3.2(a).

       "Election Notice" has the meaning set forth in Section 4.1(a).

       "Exchange Act" means the Securities Exchange Act of 1934, as amended, and all rules and regulations promulgated thereunder, as in effect from time to time.

       "Excluded Securities" means (i) options granted to directors, officers and employees of the Company to purchase capital stock of the Company, and the securities issued pursuant to such options or plan under which options may be granted, which have been authorized by the Board, (ii) capital stock issued or sold upon exercise of warrants, options or rights, or upon conversion of convertible securities, which warrants, options, rights or convertible securities were the subject of the preemptive rights under Article IV or (iii) any securities which are issued to all Stockholders by means of a distribution, stock dividend or stock split or reclassification.

       "Fair Market Value" has the meaning set forth in Section 3.1(b).

       "Initial Ownership" means, with respect to each Stockholder, the total number of shares of BHR Common Stock beneficially owned by such Stockholder set forth on Schedule A (equitably adjusted to reflect any stock spit, dividend, reclassification or any similar event).

       "Non-Offering Stockholder" has the meaning set forth in Section 3.2(a).

       "No-ROFR Transaction" has the meaning set forth in Section 3.1(a).

       "Offer Notice" has the meaning set forth in Section 3.2(a).

       "Offer Price" has the meaning set forth in Section 3.2(a).

       "Offered Securities" has the meaning set forth in Section 3.2(a).

       "Offering Stockholder" has the meaning set forth in Section 3.2(a).

       "Ownership Percentage" means with respect to each Stockholder at any time, the percentage derived by dividing (i) the aggregate number of Shares beneficially owned by such Stockholder as of such time, by (ii) the total number of Shares outstanding as of such time.

       "Person" means an individual, corporation, partnership, association, trust, limited liability company, joint venture or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

       "Portion" has the meaning set forth in Section 3.2(a).

       "Pro Rata Number" has the meaning set forth in Section 3.2(a).

       "Qualified Offering" has the meaning set forth in Section 4.1(a).

       "Qualified Offering Notice" has the meaning set forth in Section 4.1(a).

       "Regulatory Objection" has the meaning set forth in Section 4.3.

       "ROFR Acceptance Notice" has the meaning set forth in Section 3.1(b).

       "ROFR Acceptance Period" has the meaning set forth in Section 3.1(b).

       "ROFR Closing" has the meaning set forth in Section 3.1(c).

       "ROFR Offer Notice" has the meaning set forth in Section 3.1(b).





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
       "ROFR Offer Price" has the meaning set forth in Section 3.1(b).

       "ROFR Sale" has the meaning set forth in Section 3.1(b).

       "ROFR Securities" has the meaning set forth in Section 3.1(b).

       "Securities" means the Shares and any securities convertible into or exchangeable for Shares and rights to purchase Shares.

       "Securities Act" means the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder, as in effect from time to time.

       "Stockholder" means each of (i) the Bass Parties, as a group, and (ii) Holdings.

       "Subsidiary" means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

       "Third Party" means a prospective purchaser of Shares in an arm's-length transaction from a Stockholder where such purchaser is not an Affiliate of such Stockholder.

       "Third Party Sale" has the meaning set forth in Section 3.2(a).

       "Total Voting Power" means the aggregate number of votes which may be cast by holders of outstanding Voting Securities.

       "Voting Securities" means all securities of BHR entitled, in the ordinary course, to vote in the election of directors of BHR.


                                   ARTICLE II

                              CORPORATE GOVERNANCE

       2.1 Composition of the Board. Each of the Stockholders will be entitled to nominate one director for election to serve on the Board for so long as it owns a number of Shares equal to at least 25% of its Initial Ownership. Any vacancy on the Board caused by the death, removal or resignation of a director elected pursuant to this Section 2.1 may only be filled by the Persons entitled to nominate such director pursuant to this
Section 2.1.

       2.2 Voting. Until either Stockholder owns less than 25% of its Initial Ownership, each Stockholder will vote its Voting





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
Securities or execute written consents, as the case may be, and each Stockholder will take all other necessary action (including causing BHR to call a special meeting of Stockholders) in order to ensure that the nominee of each Stockholder is elected to the Board, and no Stockholder will vote any of its Voting Securities in favor of the removal of any director who shall have been so designated unless such removal shall be for cause or the Person entitled to designate or nominate such director shall have consented to such removal in writing. When either Stockholder no longer owns at least 25% of its Initial Ownership, each Stockholder's obligations to take or refrain from taking certain actions pursuant to this Section 2.2 will terminate without further action. For the avoidance of doubt, this Article II will not apply to any Voting Securities held or received by the constituent partners of Holdings.


                                  ARTICLE III

                  RIGHT OF FIRST REFUSAL; RIGHT TO PARTICIPATE
                       IN SALES; TRANSFERS TO AFFILIATES

       3.1 Right of First Refusal. (a) The Bass Parties have requested that Holdings not sell its Securities to a Person who could reasonably be deemed to have business interests that are materially adverse to the material business interests of HC (any such Person, an "Adverse Person") unless Holdings has complied with the provisions of this Section 3.1. The Bass Parties hereby acknowledge and agree, however, that in no event will the restrictions in this
Section 3.1 apply to any transfer (i) pursuant to or as a result of (A) a public offering or (B) a hedging transaction with a broker-dealer, bank or other financial institution, (ii) in an open-market transaction effected on a national securities exchange or national quotation system or a transaction involving as a counterparty an underwriter, broker-dealer or other similar Person effecting a transaction in or consistent with the ordinary course of its business, (iii) to one or more financial institutions, investment companies, pension or other employee benefit plans, trusts, mutual or similar funds or "qualified institutional buyers" within the meaning of Rule 144A under the Securities Act, (iv) pursuant to a tender offer or other transaction that has been approved by the Board, or (v) resulting from any pledge of Securities by Holdings made in connection with a bona fide loan to Holdings, including any transfer resulting from a lender foreclosing on any pledge of any Security or exercising its other rights in respect thereof. Transactions referred to in the immediately preceding sentence are herein defined as "No-ROFR Transactions."

       (b) Holdings will notify the Bass Parties in writing of the identity of any Third Party (and to the extent known, the identity of any Person that Controls the Third-Party) to whom





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
Holdings desires to transfer any or all of the Securities owned by Holdings (the "ROFR Securities") other than in a No-ROFR Transaction. Within five Business Days of such notice, the Bass Parties will notify Holdings in writing whether or not the Bass Parties have determined in good faith that such Third Party is an Adverse Person, specifying in reasonable detail the basis for any such determination. If the Bass Parties so determine that the Third Party is an Adverse Person, Holdings will, if it nonetheless wishes to pursue the transaction, advise (such advice, a "ROFR Offer Notice") the Bass Parties in writing of (A) the aggregate amount of cash consideration, the amount of any promissory note or other debt instrument and the Fair Market Value of any other non-cash consideration (the "ROFR Offer Price"), for which Holdings proposes to transfer the ROFR Securities in the proposed transaction (such transaction, a "ROFR Sale"), (B) the date the proposed ROFR Sale is expected to close, and (C) all other material terms of the proposed ROFR Sale, including without limitation any other contract or transaction entered into or proposed to be entered into in connection with the ROFR Sale. If the Bass Parties deliver to Holdings a written notice (a "ROFR Acceptance Notice") within five Business Days following the delivery of the ROFR Offer Notice (the "ROFR Acceptance Period") stating that the Bass Parties will purchase all of the ROFR Securities for the ROFR Offer Price and on the other terms set forth in the ROFR Offer Notice, Holdings will, subject to Section 4.2, sell all (but not less than all) of the ROFR Securities to the Bass Parties, and the Bass Parties will purchase the ROFR Securities from Holdings, on the terms and subject to the conditions set forth in Section 3.1(c). If the consideration under the Third-Party Sale includes a promissory note or other debt instrument payable to Holdings, the Bass Parties may deliver a similar promissory note or debt instrument in payment of the ROFR Offer Price. "Fair Market Value" means the price agreed upon by a willing buyer and a willing seller both in possession of reasonable knowledge of all relevant facts, with neither party being under any compulsion to act or not to act; provided that if the Bass Parties, on the one hand, and Holdings, on the other hand, disagree on the calculation of the Fair Market Value, they will select an unaffiliated financial advisory firm to determine the Fair Market Value and such firm's determination will be final and binding. All costs relating to the financial advisor will be borne solely by the Bass Parties.

       (c) The consummation of any purchase and sale pursuant to Section 3.1(b) (the "ROFR Closing") will occur 15 Business Days following the delivery of the ROFR Acceptance Notice or on such other date as may be agreed upon by Holdings and the Bass Parties (the "ROFR Closing Period") at the time and place as may be agreed upon by Holdings and the Bass Party delivering the ROFR Acceptance Notice (the "Buyer"). At the ROFR Closing, (i) Holdings will deliver to the Buyer one or more certificates evidencing all of the Offered Securities, duly endorsed for





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
Transfer to the Buyer, together with such other duly executed instruments or documents as may be required to permit the Buyer to acquire the Offered Securities free and clear of any and all encumbrances, except for encumbrances under this Agreement, if applicable, (ii) the Buyer will deliver to Holdings by certified or official bank check or wire transfer to an account designated by Holdings an amount in immediately available funds equal to the ROFR Offer Price, and (iii) Holdings will be deemed to represent and warrant to the Buyer that, upon the ROFR Closing, Holdings will convey and the Buyer will acquire the entire record and beneficial ownership of, and good and valid title to, the Offered Securities, free and clear of any and all encumbrances, except for encumbrances under this Agreement, if applicable.

       (d) If no ROFR Acceptance Notice relating to a proposed ROFR Sale is delivered to Holdings prior to the expiration of the ROFR Acceptance Period, or a ROFR Acceptance Notice is so delivered to Holdings but the ROFR Closing fails to occur prior to the expiration of the ROFR Closing Period (unless the Bass Party was ready, willing and able prior to the expiration of the ROFR Closing Period to consummate the transactions to be consummated by the Bass Party at the ROFR Closing or the Bass Party was not so ready, willing and able to consummate the transactions to be consummated by the Bass Party at the ROFR Closing as a result of Holdings's failure reasonably to cooperate in good faith with the efforts of the Bass Party to consummate such transactions), Holdings may consummate the proposed ROFR Sale in accordance with Section 3.1(e).

       (e) Holdings may consummate the ROFR Sale to the Third-Party Purchaser identified in the ROFR Offer Notice (the "Third-Party Purchaser") only (i) during the 60 calendar day period immediately following the expiration of the ROFR Acceptance Period (in the event that no ROFR Acceptance Notice was timely delivered to Holdings) or the 60 calendar day period immediately following the expiration of the ROFR Closing Period, (ii) at a price at least equal to the ROFR Offer Price, and (iii) upon terms not materially less favorable to Holdings than those set forth in the ROFR Offer Notice. If it does not so consummate the ROFR Sale, Holdings must repeat the steps specified above if it wishes to continue to pursue the transaction.

       (f) The purpose of this Section 3.1 is to permit the Bass Parties to protect their economic interests only in the narrow circumstances specified in the first sentence of Section 3.1(a). Accordingly, if Holdings so requests, the Bass Parties will deliver to Holdings such documents as Holdings may reasonably request consistent with this Section 3.1 confirming the terms hereof for the benefit of any Third Party, including without limitation execution of a written acknowledgment prepared by Holdings within a reasonable period of time, not to exceed two

Business Days, confirming that, with respect to a particular No-ROFR Transaction, the provisions of this Section 3.1 do not apply to a sale of any Securities owned by Holdings in such No-ROFR Transaction.

       (g) Notwithstanding any other provision hereof, Holdings' obligations under this Section 3.1 will terminate (i) upon HC or its Affiliates no longer holding a Controlling equity interest in the entities that directly or indirectly hold the intellectual property rights related to the Holiday Inn, Holiday Inn Express or Crowne Plaza brands and (ii) in the circumstances specified in Section 5.11.

       3.2 Right to Participate in Sales. (a) If a Stockholder (the "Offering Stockholder") proposes to sell any or all of the Securities owned by the Offering Stockholder (the "Offered Securities") to a Third-Party in a bona fide transaction other than a No-ROFR Transaction (a "Third-Party Sale"), the Offering Stockholder will, prior to effecting any Third-Party Sale, deliver to the other Stockholder (the "Non-Offering Stockholder") a written notice (an "Offer Notice") specifying (i) the aggregate amount of cash consideration, the amount of any promissory note or other debt instrument and the Fair Market Value of any other non-cash consideration (the "Offer Price"), for which the Offering Stockholder proposes to sell the Offered Securities in the proposed Third-Party Sale, (ii) the identity of the purchaser in the proposed Third Party Sale, (iii) the date the proposed Third-Party Sale is scheduled to close, and (iv) all other material terms of the proposed Third-Party Sale, including without limitation any other contract or transaction entered into or proposed to be entered into in connection with the Third-Party Sale. If the Non-Offering Stockholder so requests in a written notice (a "Co-Sale Notice") delivered to the Offering Stockholder within five Business Days following the delivery of the Offer Notice (the "Co-Sale Acceptance Period"), the Non-Offering Stockholder will be permitted to sell in that Third-Party Sale, on the same terms as the Offering Stockholder, up to the number of Securities held by the Non-Offering Stockholder as is specified in the Co-Sale Notice; provided that the number of Securities to be sold by the Non-Offering Stockholder participating in such Third-Party Sale will in no event exceed the Portion corresponding to such Non-Offering Stockholder. As used herein, "Portion" means, with respect to the Non-Offering Stockholder, the number of Securities beneficially owned by such Non-Offering Stockholder multiplied by a fraction the numerator of which is the number of Securities to be sold by the Offering Stockholder in such Third-Party Sale and the denominator of which is the aggregate number of Securities beneficially owned by the Offering Stockholder immediately prior to such Third-Party Sale. If a Co-Selling Stockholder requests to include more Securities than provided under the preceding sentences, the Offering Stockholder will attempt to cause the Third-Party Purchaser to





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
acquire those additional Securities, but will have no liability for the Third-Party Purchaser's refusal to purchase those additional Securities. To the extent that the Third-Party Purchaser is unwilling to purchase all of the Securities proposed to be sold by the Offering Stockholder and the Non-Offering Stockholder, the number of Securities to be sold by each of the Offering Stockholder and the Non-Offering Stockholder will be reduced to their respective Pro Rata Number of Securities. "Pro Rata Number" means, with respect to the participation of the Offering Stockholder or the Non-Offering Stockholder in a Third-Party Sale, the product of (i) the total number of Securities proposed to be sold by such Stockholder and (ii) a fraction, the numerator of which is the total number of Securities proposed to be purchased by the Third-Party Purchaser, and the denominator of which is the total number of Securities proposed to be sold by both the Offering Stockholder and the Non-Offering Stockholder.

       (b) Notwithstanding anything to the contrary herein contained, the Offering Stockholder (i) will have the right to elect not to consummate any Third-Party Sale (without liability to the Non-Offering Stockholder) if it is unable to sell all of the Offered Securities as initially set forth in the Offer Notice and (ii) may increase the Securities included in the Offered Securities to accommodate any Securities proposed to be sold by a Non-Offering Stockholder.

       (c) If the Non-Offering Stockholder properly elects to participate in a Third-Party Sale, the Offering Stockholder will represent the Non-Offering Stockholder in the sale but will not assume any fiduciary duty to the Non-Offering Stockholder under this Agreement. The Non-Offering Stockholder will execute and deliver the documentation providing for the Third-Party Sale as negotiated by the Offering Stockholder; provided that, at any time prior to such execution and delivery, the Non-Offering Stockholder may decline to participate in the Third-Party Sale if the documentation is not reasonably acceptable to it. If the Non-Offering Stockholder fails to execute and deliver the documentation or timely to perform its obligations thereunder, the Offering Stockholder may complete the Third-Party Sale without the participation of the Non-Offering Stockholder. The Offering Stockholder will have no responsibility to the Non-Offering Stockholder if it fails to consummate a Third-Party Sale, and the Offering Stockholder will in all events be free to abandon any Third-Party Sale at any time prior to its consummation without any liability to the Non-Offering Stockholder.

       3.3 Transfers to Affiliates. No Stockholder will sell, assign or otherwise transfer any of its Shares to an Affiliate unless such Affiliate executes a copy of this Agreement and agrees to be bound by all the provisions herein, whereupon references in this Agreement to a Stockholder will be deemed to include any such Affiliates.

       3.4 Distributions. This Article III will not apply to any distribution by Holdings to its direct or indirect constituent partners.

                                   ARTICLE IV

                   PREEMPTIVE RIGHTS; STANDSTILL OBLIGATIONS

       4.1 Preemptive Rights. Except for the issuance of Excluded Securities, BHR will provide the Stockholders with written notice of any sale by it for cash of any Securities in which the gross proceeds of such sale to BHR and its Subsidiaries equals or exceeds $10 million (such offering, a "Qualified Offering") no later than the closing date of the Qualified Offering (such notice, the "Qualified Offering Notice"). The Qualified Offering Notice will specify the Securities that were issued, the purchase price (which, in the case of a public offering, will be the purchase price to the public and, in all other cases will be the purchase price to the purchasers (without regard to underwriting discounts or commissions) of the issued securities), the issuance date and all other material terms of such issuance. No later than five calendar days after receipt of the Qualified Offering Notice, each Stockholder must deliver to BHR a written notice stating whether such Stockholder desires to acquire the same type of securities that were issued and the number of Securities it intends to purchase (the "Election Notice"). The Election Notice will constitute a binding contract by the Stockholder to acquire, on the terms offered by the Company to purchasers of the Securities issued, up to that number of the Securities such that, after giving effect to the consummation of the Qualified Offering and the issuance to the Stockholder pursuant to this
Section 4.1, the Stockholder would hold that Ownership Percentage of BHR equal to such Stockholder's Ownership Percentage immediately prior to such Qualified Offering; provided, however, in no event may a Stockholder acquire any Securities under this Section 4.1 if it would be deemed to own, by virtue of the attribution provisions of Section 544 of the Code (as modified by Section 856(h)(i)(B) of the Code) (assuming that BHR is a REIT for such purposes) and/or Section 318 of the Code (as modified by Section 856(d)(5) of the Code) (together, the "Attribution Rules") more than 9.9% of the total number of outstanding Shares and be deemed to own, by virtue of the Attribution Rules, more than 9.9% of the total number of outstanding shares of common stock of FelCor Suite Hotels, Inc. The issuance will be completed five days after the Qualified Offering or such other date to which BHR and the relevant Stockholders agree, and payment will be made in immediately available funds on such completion date. Notwithstanding anything herein to the contrary, BHR will be entitled not to





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
proceed with the proposed issuance or to alter the terms hereof; provided that, in the event that any material terms of the proposed issuance are altered, (i) each Stockholder's Election Notice will be revoked automatically and (ii) such Stockholder will be entitled to participate in such proposed issuance on the revised terms in accordance with this Section 4.1 following written confirmation by such Stockholder to such effect. This Section 4.1 will terminate with respect to any Stockholder that fails three times to deliver an Election Notice with respect to the full number of Shares purchasable under
Section 4.1.

       4.2 Acquisition of Securities. The Bass Parties will not, and will not permit their Affiliates to, purchase or otherwise acquire, or agree or offer to purchase or otherwise acquire, beneficial ownership of any Securities if after giving effect thereto the Bass Parties would be deemed to own, by virtue of the Attribution Rules, Securities representing more than 9.9% of the total number of outstanding Securities, without the prior written consent of BHR.

       4.3 Regulatory Restrictions. BHR may modify Section 4.1 in whole or in part to the extent necessary to address any objections raised by the NYSE or any other securities exchange or quotation system on which the Shares are (or have been applied to be) listed (a "Regulatory Objection"). BHR will use all reasonable efforts to address any Regulatory Objection so as to preserve to the greatest extent practicable the parties' rights hereunder.

                                   ARTICLE V

                                 MISCELLANEOUS

       5.1 No Inconsistent Agreements. BHR has not, as of the date hereof, and will not, on or after the date hereof, enter into any agreement with respect to the Securities which is inconsistent with the rights granted to the holders of Securities in this Agreement or otherwise conflicts with the provisions hereof.

       5.2 Amendments and Waivers. Except as set forth in Section 4.3, no provision of this Agreement may be waived except by an instrument in writing executed by the party against whom the waiver is to be effective. The provisions of this Agreement may not be amended, modified or supplemented without the prior written consent of each of the parties hereto. Notwithstanding the foregoing, a waiver or consent to depart from the provisions of this Agreement with respect to a matter that relates exclusively to the rights of a Stockholder and that does not directly or indirectly affect the rights of the other Stockholder may be given only by the affected Stockholder; provided, however, that the provisions of this sentence may not be amended, modified, or supplemented except in accordance with the provisions of the immediately preceding sentence.

       5.3 Notices. All notices, requests, claims, demands and other communications under this Agreement will be in writing and will be delivered personally, sent by overnight courier (providing proof of delivery) to the parties or sent by telecopy (providing confirmation of transmission) at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as will be specified by like notice):

              (a)    if to BHR:

                     Bristol Hotels & Resorts, Inc.
                     14295 Midway Road
                     Dallas, Texas 75244
                     Attention: General Counsel
                     Telecopy:  (972) 391-1515

                     with a copy to:

                     Jones, Day, Reavis & Pogue
                     599 Lexington Avenue
                     New York, New York 10022
                     Attention: Robert A. Profusek
                     Telecopy:  (212) 755-7306

              (b)    if to the Bass Parties or Bass plc:

                     Holiday Corporation
                     Three Ravinia Drive
                     Suite 2900
                     Atlanta, Georgia  30346
                     Attention: Craig H. Hunt
                     Telecopy:  (770) 604-5988

                     Bass plc
                     20 North Audley Street
                     London, W1Y 1WE
                     England
                     Attention:  Spencer Wigley
                     Telecopy:  011-44-171-409-8513

                     with copies to:

                     Crowne Plaza - Corporate Headquarters
                     Three Ravinia Drive
                     Suite 2900
                     Atlanta, Georgia 30346
                     Attention:  James L. Kacena
                     Telecopy: (770) 604-2000
                     and

                     Davis Polk & Wardwell
                     450 Lexington Avenue
                     New York, New York  10017
                     Attention:  Paul R. Kingsley
                     Telecopy:  (212) 450-4800

              (c)    if to Holdings:

                     United/Harvey Holdings, L.P.
                     2200 Ross Avenue
                     Suite 4200 West
                     Dallas, Texas  75201
                     Attention:  Daniel A. Decker
                     Telecopy:  (214) 220-4949

                     with a copy to:

                     Jones, Day, Reavis & Pogue
                     599 Lexington Avenue
                     New York, New York 10022
                     Attention: Robert A. Profusek
                     Telecopy:  (212) 755-7306


All notices will be deemed to be given only when actually received.

       5.4 Assignability. Except as otherwise provided herein, (a) BHR may not assign its rights or delegate its obligations hereunder and (b) no Stockholder may assign its rights or delegate its obligations hereunder without the prior written consent of the other Stockholder; provided, however, no consent will be required if the Stockholder transfers any or all of its rights under this Agreement to an Affiliate that agrees in writing to be bound by the terms of this Agreement. No transferee will have any rights under this Agreement until such transferee has acknowledged its rights and obligations hereunder by a signed written statement of such transferee's acceptance of such rights and obligations. In the case of an assignment by a Stockholder in accordance with this Section 5.4, the transferee shall thence forth be a "Stockholder."

       5.5 Counterparts. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties hereto.

       5.6 Headings. Article and Section headings in this Agreement are included herein for convenience of reference only and will not constitute a part of this Agreement for any other purpose.

       5.7 Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to the principles of conflict of laws of that State that would apply the laws of any other jurisdiction. Each of the parties to this Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery in the State of Delaware, and any appellate court thereof, in any action, suit, or proceeding arising out of or relating to this Agreement and any such action, suit or proceeding will be brought only in such court (and waives any objection based on forum non conveniens or any other objection to venue therein). Process in any such action, suit or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 5.3 shall be deemed effective service of process on such party.

       5.8 Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter of this Agreement.

       5.9 Attorneys' Fees. In any action or proceeding brought to enforce any provision of this Agreement, or where any provision hereof is validly asserted as a defense, the prevailing party, as determined by the court, will be entitled to recover reasonable attorneys' fees and related disbursements and expenses in addition to any other available remedy.

       5.10 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision will be interpreted to be only so broad as is enforceable.

       5.11   Termination.  This Agreement shall terminate on the earliest of
(a) the voluntary or involuntary dissolution or liquidation of BHR, (b) the mutual agreement of the parties hereto, (c) the date on which any Stockholder ceases to beneficially own a number of Shares equal to at least 25% of its Initial Ownership and (d) the date on which Holdings distributes its Shares to its direct or indirect constituent partners.

       IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.


                                           BRISTOL HOTELS & RESORTS, INC.


                                           By:
                                                  ------------------------------
                                                  Name:
                                                  Title:

                                           UNITED/HARVEY HOLDINGS, L.P.

                                           By:    Hampstead Genpar, L.P., its
                                                  General Partner

                                           By:    HH GenPar Partners, its
                                                  General Partner

                                           By:    Hampstead Associates, Inc.,
                                                  its Managing General Partner


                                                  By:
                                                         -----------------------
                                                         Name:
                                                         Title:


                                           BASS AMERICA INC.


                                           By:
                                                  ------------------------------
                                                  Name:
                                                  Title:


                                           HOLIDAY CORPORATION


                                           By:
                                                  ------------------------------
                                                  Name:
                                                  Title:

                                           The undersigned agrees to the terms
                                           of Section 4.2.

                                           BASS PLC


                                           By:
                                                  ------------------------------
                                                  Name:
                                                  Title:

                                                                      SCHEDULE A



 Stockholder                                                 Number of Shares
 -----------                                                 ----------------
 Bass America Inc.

 Holiday Corporation

 United/Harvey Holdings, L.P.